FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-08

From: "Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)" <[REDACTED]>

Date: January 29, 2021 at 3:29:10 PM EST

Subject: BMARK 2021-B23 -- Final Pricing Details (Public)

Reply-To: Citi Cmbs Syndicate <[REDACTED]>

BMARK 2021-B23 -- Final Pricing Details (Public)

Co-Lead Managers & Joint Bookrunners:	Citigroup, Deutsche Bank Securities, J.P. Morgan, Goldman Sachs & Co. LLC

Co-Managers:	Academy Securities Inc. & Drexel Hamilton

Class	S&P/Fitch/DBRS MSTR	Size(mm)	C/E	WAL	Spread	Coupon	Yield	Price
A-1	AAA(sf)/AAAsf/AAA(sf)	21.244	30.000%	2.33	S+20	0.41800	0.412	99.99957
A-2	AAA(sf)/AAAsf/AAA(sf)	155.183	30.000%	4.74	S+47	1.62000	0.961	102.99884
A-4A1	AAA(sf)/AAAsf/AAA(sf)	200.000	30.000%	9.57	S+63	1.82300	1.708	100.99508
A-5	AAA(sf)/AAAsf/AAA(sf)	421.699	30.000%	9.91	S+63	2.07000	1.738	102.99362
A-AB	AAA(sf)/AAAsf/AAA(sf)	19.922	30.000%	7.10	S+50	1.76600	1.317	102.99751
A-S	AAA(sf)/AAAsf/AAA(sf)	163.615	18.750%	9.92	S+83	2.27400	1.939	102.99971
B	AA-(sf)/AA-sf/NR	59.992	14.625%	9.99	S+98	2.09500	2.096	99.99357
C	A-(sf)/A-sf/NR	45.449	11.500%	9.99	S+145	2.56300	2.566	99.99586

Collateral Summary
Initial Pool Balance:	$1,530,900,153
Number of Mortgage Loans:	53
Number of Mortgaged Properties:	65
Average Cut-off Date Mortgage Loan Balance:	$28,884,909
Weighted Average Mortgage Interest Rate:	3.21322%
Weighted Average Remaining Term to Maturity (months):	112
Weighted Average Remaining Amortization Term (months):	360
Weighted Average Cut-off Date LTV Ratio:	53.5%
Weighted Average Maturity Date LTV Ratio:	51.6%
Weighted Average Underwritten NCF DSCR:	3.14x
Weighted Average Debt Yield on Underwritten NOI:	11.6%
% of Mortgaged Properties with Single Tenants:	16.9%
% of Mortgage Loans with Mezzanine Debt:	14.5%
% of Mortgage Loans with Subordinate Debt:	21.9%

Property Type:	43.3% Office, 23.4% Mixed Use, 12.0% Industrial, 9.0% Hospitality, 6.4% Retail, 3.1% Multifamily, 2.9% Self Storage

Top 5 States:	18.5% New York, 12.3% California, 11.2% Washington, 9.8% Florida, 6.9% Pennsylvania

Risk Retention:	Vertical

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association

Special Servicers:	CWCapital Asset Management, LLC (with respect to all serviced loans (other than the Pittock Block loan combination)) and Situs Holdings, LLC (with respect to the Pittock Block loan combination)

Operating Advisor:	Park Bridge Lender Services LLC

Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Settlement:	2/18/2021

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICERS, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.